As filed with the Securities and Exchange Commission on August 3, 2012	Registration No. 333-[ ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GUARANTY FEDERAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware	6022	43-1792717
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

1341 West Battlefield
Springfield, Missouri 65807
(417) 520-4333
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Shaun A. Burke, President and CEO
Guaranty Federal Bancshares, Inc.
1341 West Battlefield
Springfield, Missouri 65807
(417) 520-4333
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Craig A. Adoor, Esq.
Husch Blackwell LLP
190 Carondelet Plaza, Suite 600
St. Louis, Missouri 63105
(314) 480-1500

Approximate date of commencement of proposed sale to the public: from time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ⌧

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated Filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $0.01 par value	12,000 shares	$1,000(1)(2)	$12,000,000	$1,375.20
Total			$12,000,000	$1,375.20
(1)	Estimated in accordance with Rule 457(a).
(2)
Represents the liquidation preference amount per share of the preferred stock being registered for resale, which registrant sold to the United States Department of Treasury (“Treasury”) pursuant to Treasury’s Troubled Asset Relief Program Capital Purchase Program (“CPP”).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  Neither we nor the selling shareholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities, nor is it a solicitation of an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated August 3, 2012

PRELIMINARY PROSPECTUS

12,000 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A Liquidation Preference Amount $1,000 Per Share

GUARANTY FEDERAL BANCSHARES, INC.

This prospectus relates to the potential resale from time to time by the United States Department of the Treasury (“Treasury”) of some or all of the 12,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $0.01 par value per share (the “Preferred Shares”), liquidation preference amount $1,000 per share.  We issued the Preferred Shares to Treasury on January 30, 2009 as part of Treasury’s Troubled Asset Relief Program Capital Purchase Program (the “CPP”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury.

Dividends on the Preferred Shares are payable quarterly in arrears on each February 15, May 15, August 15 and November 15.  The initial dividend rate is 5% per annum through February 14, 2014, and will increase to 9% per annum on and after February 15, 2014 if not otherwise redeemed earlier for cash by us.  We may redeem the Preferred Shares at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for cash, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends to but excluding the date of redemption.

The Preferred Shares will not be listed for trading on any stock exchange or available for quotation on any national quotation system.

Investing in the Preferred Shares involves risks.  You should read the “Risk Factors” section beginning on page 5 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2011 before making a decision to invest in the Preferred Shares.

NONE OF THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE “FDIC”), THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM (THE “FEDERAL RESERVE”), ANY STATE OR OTHER SECURITIES COMMISSION OR ANY OTHER FEDERAL OR STATE BANK REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE PREFERRED SHARES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK, THRIFT OR OTHER DEPOSITARY INSTITUTION AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

The date of this prospectus is                    , 2012.

TABLE OF CONTENTS

Prospectus

ABOUT THIS PROSPECTUS	i
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	i
WHERE YOU CAN FIND MORE INFORMATION	ii
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	5
USE OF PROCEEDS	11
DESCRIPTION OF PREFERRED SHARES	12
SELLING SHAREHOLDER	16
U.S. FEDERAL INCOME TAX CONSEQUENCES	18
PLAN OF DISTRIBUTION	23
LEGAL MATTERS	26
EXPERTS	26

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, Treasury may, from time to time, offer and sell, in one or more offerings, the securities in this prospectus.

We will provide a prospectus supplement containing specific information about the terms of each particular offering by Treasury. The prospectus supplement may also add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under “Where You Can Find More Information” for more information.

In this prospectus, we frequently use the terms “we,” “our” and “us” to refer to Guaranty Federal Bancshares, Inc. (the “Company”) and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in the Company’s filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  When used in this prospectus, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control).  The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rates, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the success of the Company in gaining regulatory approval of its products and services, when required; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and saving habits; the success of the Company at managing the risks resulting from these factors; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  For further information about these and other risks, uncertainties and factors, please review the disclosure under the heading “Risk Factors” beginning on page 5 of this prospectus and the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011.

The Company cautions that the listed factors are not exclusive.  The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

i

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.gbankmo.com. However, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in this prospectus.  Written requests for copies of the documents we file with the SEC should be directed to Lorene Thomas, Secretary, Guaranty Federal Bancshares, Inc., 1341 W. Battlefield St., Springfield, MO 65807-4181.

This prospectus is part of a registration statement on Form S-1 (the “Registration Statement”) filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the Registration Statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete Registration Statement, including exhibits, on Form S-1 that may be obtained as described above. Statements contained in this prospectus about the contents of any contract or other document are not necessarily complete.  If we have filed any contract or other document as an exhibit to the Registration Statement or any other document incorporated by reference in the Registration Statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents (other than information “furnished” rather than “filed” in accordance with SEC rules):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•
the Company’s Current Reports on Form 8-K filed on January 26, 2012; February 2, 2012; February 10, 2012; April 20, 2012; May 25, 2012; June 14, 2012; July 19, 2012; August 2, 2012; and August 3, 2012; and

•	the Company’s Definitive Proxy Statement related to its 2012 Annual Meeting of Shareholders, as filed with the SEC on April 23, 2012.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to: Lorene Thomas, Secretary, Guaranty Federal Bancshares, Inc., 1341 W. Battlefield St., Springfield, MO 65807-4181, Telephone: (417) 520-4333.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision to purchase the Preferred Shares.  You should carefully read this entire prospectus, as well as the information incorporated by reference herein, before deciding whether to invest in the Preferred Shares.  You should carefully consider the section entitled “Risk Factors” in this prospectus and the documents incorporated by reference herein to determine whether an investment in the Preferred Shares is appropriate for you.

The Company

Guaranty Federal Bancshares, Inc. (the “Company”) is a Delaware-chartered corporation that was formed in September 1997. The Company became a unitary savings and loan holding company for Guaranty Federal Savings Bank, a federal savings bank (the “Bank”) on December 30, 1997, in connection with a plan of conversion and reorganization involving the Bank and its then existing mutual holding company.  The mutual holding company structure had been created in April 1995 at which time more than a majority of the shares of the Bank were issued to the mutual holding company and the remaining shares were sold in a public offering.  In connection with the conversion and reorganization on December 30, 1997, the shares of the Bank held by the mutual holding company were extinguished along with the mutual holding company, and the shares of the Bank held by the public were exchanged for shares of the Company.  All of the shares of the Bank which remained outstanding after the conversion are owned by the Company.

On June 27, 2003, the Bank converted from a federal savings bank to a state-chartered trust company with banking powers in Missouri under Sections 362.105 and 362.106, Chapter 362, RSMo, and the Company became a bank holding company.  On that date, the name of the Bank was changed from Guaranty Federal Savings Bank to Guaranty Bank.  The primary activity of the Company is to oversee its investment in the Bank, and the Company engages in few other activities.  Thus, the Corporation’s principal source of revenue consists of dividends from the Bank.  For these reasons, unless otherwise specified, references to the Company include operations of the Bank.  Further, information in a chart or table based on Bank only data is identical to or immaterially different from information that would be provided on a consolidated basis.  In addition to the Bank, the Company owns Guaranty Statutory Trust I and Guaranty Statutory Trust II, both Delaware statutory trusts.

The Bank’s principal business has been, and continues to be, attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, in commercial real estate loans, multi-family residential mortgage loans, construction loans, permanent one-to four-family residential mortgage loans, business, consumer and other loans.  The Bank also invests in mortgage-backed securities, U.S. Government and federal agency securities and other marketable securities.  The Bank’s revenues are derived principally from interest on its loans and other investments and fees charged for services provided, and gains generated from sales of loans and investment securities, and the Bank’s results of operations are primarily dependent on net interest margin, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. The Bank’s primary sources of funds are: deposits; borrowings; amortization and prepayments of loan principal; and amortizations, prepayments and maturities of investment securities.

The Bank is regulated by the Missouri Division of Finance (“MDF”) and its deposits are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (the “FDIC”).  Lending activities and other investments must comply with various federal statutory and regulatory requirements.  The Bank is also subject to certain reserve requirements promulgated by the Federal Reserve Bank.  The Bank is a member of the Federal Home Loan Bank of Des Moines (the “FHLB”), which is one of twelve regional Federal Home Loan Banks.

Our principal executive offices are located at 1341 West Battlefield, Springfield, Missouri 65807, and the telephone number is (417) 520-4333. Our website is www.gbankmo.com.  The information on our website does not constitute a part of, and is not incorporated by reference in, this prospectus.

Securities Being Offering

The securities being offered by this prospectus consist of 12,000 shares of our Preferred Shares issued and sold on January 30, 2009 to Treasury pursuant to Treasury’s CPP.  On January 30, 2009, the Company issued and sold 17,000 Preferred Shares, together with a warrant to purchase 459,459 of the Company’s common shares,  to Treasury for an aggregate purchase price of $17,000,000, pursuant to a Letter Agreement incorporating the Securities Purchase Agreement – Standard Terms (the “Securities Purchase Agreement”), dated January 30, 2009, between the Company and Treasury.  On June 13, 2012, the Company entered into a Letter Agreement (the “Repurchase Agreement”) with Treasury, pursuant to which the Company repurchased from Treasury 5,000 shares of the Company’s Preferred Shares, for an aggregate purchase price of approximately $5,019,444, which included a pro rata accrued dividend of approximately $19,444.  Following the consummation of the transactions contemplated in the Repurchase Agreement, Treasury continues to hold 12,000 Preferred Shares of the Company and the Company’s obligations under the Securities Purchase Agreement and as a participant in the CPP continue in effect.   The terms of the Preferred Shares are described under the section entitled “Description of Preferred Shares.”  The Securities Purchase Agreement between us and Treasury was attached as Exhibit 10.1 to our Current Report on Form 8-K filed on February 3, 2009 and is incorporated into this prospectus by reference.  See “Where You Can Find More Information.”

Issuer	Guaranty Federal Bancshares, Inc.

Securities Offered; Offering Process
Up to 12,000 Preferred Shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $0.01 par value per share.  Treasury may offer to sell some or all of the Preferred Shares from time to time directly through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing marketing prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, Treasury will be responsible for underwriting discounts or commissions or agents’ commissions, if any.

Liquidation Preference
If we liquidate, dissolve or wind up (collectively, a “liquidation”), holders of the Preferred Shares will have the right to receive $1,000 per share, plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to, but not including, the date of payment, before any payments are made to holders of our common stock or any other capital stock that ranks, by its terms, junior as to the rights upon liquidation to the Preferred Shares.

Dividends
Dividends on the Preferred Shares are payable quarterly in arrears on each February 15, May 15, August 15 and November 15.  The initial dividend rate is 5% per annum through February 14, 2014, and will increase to 9% per annum on and after February 15, 2014 if not otherwise redeemed earlier for cash by us.

Maturity	The Preferred Shares have no maturity date.

Rank
The Preferred Shares rank (i) senior to common stock or any other capital stock that ranks, by its terms, junior as to dividend rights and/or rights upon liquidation to the Preferred Shares (collectively, the “Junior Stock”), (ii) equally with any shares of our capital stock whose terms do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or rights upon liquidation (collectively, the “Parity Stock”) and (iii) junior to all of our existing and future indebtedness and any future senior securities, in each case as to dividend rights and/or rights upon liquidation.

Priority of Dividends
So long as the Preferred Shares remain outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.

Redemption
We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to but excluding the date of redemption. We have not applied for and have no present intention to redeem any of the Preferred Shares currently, but if we are able we have a goal of redeeming prior to the schedule dividend rate increase.

Voting Rights
Holders of the Preferred Shares generally have no voting rights. However, if we do not pay dividends on the Preferred Shares for six or more quarterly periods, whether or not consecutive, the holders of the Preferred Shares, voting as a single class with the holders of any other Parity Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on our board of directors until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) on the Preferred Shares are paid in full. There is no limit on the number of nominations and a plurality of eligible voters would determine the election of the two new directors.

In addition, the affirmative vote of the holders of at least 66-2/3% of the outstanding Preferred Shares is required for us to authorize, create or increase the authorized number of shares of our capital stock ranking, as to dividends or amounts payable upon liquidation, senior to the Preferred Shares, to amend, alter or repeal any provision of our charter or the Certificate of Designations for the Preferred Shares in a manner that adversely affects the rights of the holders of the Preferred Shares or to consummate a binding share exchange or reclassification of the Preferred Shares or a merger or consolidation of us with another entity unless (a) the Preferred Shares remain outstanding or are converted into or exchanged for preference shares of the surviving entity or its ultimate parent and (b) the Preferred Shares remain outstanding or such preference shares have such terms that are not materially less favorable, taken as a whole, than the rights of the Preferred Shares immediately prior to such transaction, taken as a whole.

Use of Proceeds	We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury. See “Use of Proceeds.”

Listing	The Preferred Shares will not be listed for trading on any stock exchange nor will they be available for quotation on any national quotation system.

Risk Factors
See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before making a decision to invest in the Preferred Shares.

RISK FACTORS

An investment in our Preferred Shares is subject to risks inherent in our business and risks relating to the structure of the Preferred Shares. The material risks and uncertainties that management believes affect your investment in the Preferred Shares are described below and in our Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference herein. Before making an investment decision, you should carefully consider the risks and uncertainties described below and information included or incorporated by reference in this prospectus.  If any of these risks or uncertainties are realized, our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects, as well as our ability to pay dividends on the Preferred Shares, could be materially and adversely affected and the market price of the Preferred Shares could decline significantly and you could lose some or all of your investment.

Risk Factors Related to our Business

The Company could experience an increase in loan losses, which would reduce the Company’s earnings.

As the nation slowly continues to recover from the economic downturn, real estate prices remain under pressure in the Company’s market. Furthermore, elevated levels of unemployment have made it difficult for many consumers to meet their monthly obligations. As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the business of making loans and our industry has seen above average loan loss levels for approximately 48 months. While the Company believes that its loan underwriting standards have been and remain sound, the Company has experienced an increase in charge offs and non-performing loans. To the extent charge offs exceed our financial models, increased amounts charged to the provision for loan losses would reduce net income.

Rapidly changing interest rate environments could reduce our net interest margin, net interest income, fee income and net income.

Interest and fees on loans and securities, net of interest paid on deposits and borrowings, are a large part of our net income. Interest rates are the key drivers of the Company’s net interest margin and are subject to many factors beyond the control of management. As interest rates change, net interest income is affected. Rapid increases in interest rates in the future could result in interest expense increasing faster than interest income because of mismatches in the maturities of the Company’s assets and liabilities. Furthermore, substantially higher rates generally reduce loan demand and may result in slower loan growth. Decreases or increases in interest rates could have a negative effect on the spreads between interest rates earned on assets and the rates of interest paid on liabilities, and therefore decrease net interest income.

Liquidity needs could adversely affect the Company’s results of operations and financial condition.

The Bank’s primary source of funds is customer deposits and cash flows from investment instruments and loan repayments. While scheduled loan repayments are a relatively stable source, they are subject to the ability of the borrowers to repay their loans. The ability of the borrowers to repay their loans can be adversely affected by a number of factors, including changes in the economic conditions, adverse trends or events affecting the business environment, natural disasters and various other factors. Cash flows from the investment portfolio may be affected by changes in interest rates, resulting in excessive levels of cash flow during periods of declining interest rates and lower levels of cash flow during periods of rising interest rates. Deposit levels may be affected by a number of factors, including both the national market and local competitive interest rate environment, local and national economic conditions, natural disasters and other various events. Accordingly, the Company may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Such sources include the FHLB advances, brokered deposits and federal funds lines of credit from correspondent banks.

The Company may also pledge investments as collateral to borrow money from third parties. In certain cases, the Company may sell investment instruments for sizable losses to meet liquidity needs, reducing net income. While the Company believes that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity needs.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face competition in attracting and retaining deposits, making loans, and providing other financial services throughout our market area. Our competitors include other community banks, regional and super-regional banking institutions, national banking institutions, and a wide range of other financial institutions such as credit unions, government-sponsored enterprises, mutual fund companies, insurance companies, brokerage companies, and other non-bank businesses. Many of these competitors have substantially greater resources than the Company.

Inability to hire or retain certain key professionals, management and staff could adversely affect our revenues and net income.

We rely on key personnel to manage and operate our business, including major revenue generating functions such as our loan and deposit portfolios. The loss of key staff may adversely affect our ability to maintain and manage these portfolios effectively, which could negatively affect our revenues. In addition, loss of key personnel could result in increased recruiting, hiring, and training expenses, resulting in lower net income.

The Company is subject to extensive regulation that can limit or restrict its activities.

The Company operates in a highly regulated industry and is subject to examination, supervision, and comprehensive regulation by various agencies, including the Federal Reserve, the MDF and FDIC. The Company’s regulatory compliance is costly.

The Company is also subject to capitalization guidelines established by its regulators, which require it and the Bank to maintain adequate capital to support its and the Bank’s growth.

The laws and regulations applicable to the banking industry could change at any time, and the Company cannot predict the effects of these changes on its business. To the extent activities of the Company and/or the Bank are restricted or limited by regulation or regulators’ supervisory authority, the Company’s future profitability may be adversely affected.

The Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the Securities and Exchange Commission and NASDAQ Global Market that are now and will be applicable to the Company, have increased the scope, complexity, and cost of corporate governance, reporting and disclosure practices. As a result, the Company has experienced, and may continue to experience, greater compliance cost.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law on July 21, 2010 and, although it became generally effective in July 2010, many of its provisions have extended implementation periods and delayed effective dates and will require extensive rulemaking by regulatory authorities. The Dodd-Frank Act, including future rules implementing its provisions and the interpretation of those rules, could result in a number of adverse impacts. The levels of capital and liquidity with which the Company must operate may be subject to more stringent capital requirements. In addition, the Company may be subjected to higher deposit insurance premiums to the FDIC. The Company may also be subject to additional regulations under the newly established Bureau of Consumer Financial Protection which was given broad authority to implement new consumer protection regulations. These and other provisions of the Dodd-Frank Act may place significant additional costs on the Company, impede its growth opportunities and place it at a competitive disadvantage.

In December 2010, the Basel Committee on Banking Supervision, an international forum for cooperation on banking supervisory matters, announced the “Basel III” capital rules, which set new capital requirements for banking organizations.  On June 7, 2012, the Federal Reserve Board requested comment on three proposed rules that, taken together, would establish an integrated regulatory capital framework implementing the Basel III regulatory capital reforms in the United States.  As proposed, the U.S. implementation of Basel III would lead to significantly higher capital requirements and more restrictive leverage and liquidity ratios than those currently in place.  Once adopted, these new capital requirements would be phased in over time.  Additionally, the U.S. implementation of Basel III contemplates that, for banking organizations with less than $15 billion in assets, the ability to treat trust preferred securities as tier 1 capital would be phased out over a ten-year period.  The ultimate impact of the U.S. implementation of the new capital and liquidity standards on the Company and the Bank is currently being reviewed.  At this point we cannot determine the ultimate effect that any final regulations, if enacted, would have upon our earnings or financial position.  In addition, important questions remain as to how the numerous capital and liquidity mandates of the Dodd–Frank Act will be integrated with the requirements of Basel III.

Management’s analysis of the necessary funding for the allowance for loan loss account may be incorrect or may suddenly change resulting in lower earnings.

The funding of the allowance for loan loss account is the most significant estimate made by management in its financial reporting to shareholders and regulators. If negative changes to the performance of the Company’s loan portfolio were to occur, management may find it necessary or be required to fund the allowance for loan loss account through additional charges to the Company’s provision for loan loss expense. These changes may occur suddenly and be dramatic in nature. These changes are likely to affect the Company’s financial performance, capital levels and stock price.

The Preferred Shares impacts net income available to our common shareholders and earnings per common share, and the warrant we issued to Treasury may be dilutive to holders of our common stock.

The dividends declared on the Preferred Shares reduce the net income available to common shareholders and our earnings per common share. The Preferred Shares also receive preferential treatment in the event of liquidation, dissolution or winding up of the Company.  Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the warrant to purchase common stock we issued to Treasury in conjunction with the sale to Treasury of the Preferred Shares is exercised.

Our compensation expense may increase substantially after Treasury’s sale of the Preferred Shares.

As a result of our participation in the CPP, among other things, we are subject to Treasury’s current standards for executive compensation and corporate governance for the period during which Treasury holds any of our Preferred Shares.  These standards were most recently set forth in the Interim Final Rule on TARP Standards for Compensation and Corporate Governance, published June 15, 2009.  If Treasury no longer owns any of the Preferred Shares, these executive compensation and corporate governance standards will no longer be applicable and our compensation expense for our executive officers and other senior employees may increase substantially.

Risk Factors Related to an Investment in the Preferred Shares

The Preferred Shares are equity and are subordinated to all of our existing and future indebtedness; we are highly dependent on dividends and other amounts from our subsidiaries in order to pay dividends on, and redeem at our option, the Preferred Shares, which are subject to various prohibitions and other restrictions; and the Preferred Shares place no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

The Preferred Shares are equity interests in the Company and do not constitute indebtedness. As such, the Preferred Shares, like our common stock, rank junior to all existing and future indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on the Company, including in a liquidation of the Company. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of perpetual preferred stock like the Preferred Shares, there is no stated maturity date (although the Preferred Shares are subject to redemption at our option) and dividends are payable only if, when and as authorized and declared by our board of directors and depend on, among other matters, our historical and projected results of operations, liquidity, cash flows, capital levels, financial condition, debt service requirements and other cash needs, financing covenants, applicable state law, federal and state regulatory prohibitions and other restrictions and any other factors our board of directors deems relevant at the time.

If in the future (a) an event of default occurs or is continuing under our trust preferred securities or (b) we give notice of our election to defer payments on our trust preferred securities, or such deferral has occurred and is continuing, then we may not declare or pay any dividends or distributions on, redeem, purchase, acquire or make a liquidation payment with respect to any of our capital stock.

The Preferred Shares are not savings accounts, deposits or other obligations of any depository institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.  Furthermore, the Company is a legal entity that is separate and distinct from its subsidiaries, and its subsidiaries have no obligation, contingent or otherwise, to make any payments in respect of the Preferred Shares or to make funds available therefor.  Because the Company is a holding company that maintains only limited cash at that level, its ability to pay dividends on, and redeem at its option, the Preferred Shares will be highly dependent upon the receipt of dividends, fees and other amounts from its single depository institution subsidiary, the Bank, which, in turn, will be highly dependent upon its historical and projected results of operations, liquidity, cash flows and financial condition.  In addition, the right of the Company to participate in any distribution of assets of any of its subsidiaries upon their respective liquidation or reorganization will be subject to the prior claims of the creditors (including any depositors) and preferred equity holders of the applicable subsidiary, except to the extent that the Company is a creditor, and is recognized as a creditor, of such subsidiary.  Accordingly, the holders of the Preferred Shares will be structurally subordinated to all existing and future obligations and preferred equity of the Company’s subsidiaries.

There are also various legal and regulatory prohibitions and other restrictions on the ability of the Bank to pay dividends, extend credit or otherwise transfer funds to the Company or affiliates.  Such dividend payments are subject to regulatory tests, generally based on current and retained earnings of the Bank and other factors, and, may require regulatory approval.  The Bank currently has the ability to pay dividends to the Company without regulatory approval of up to an amount that would not cause the Bank to be classified below the FDIC capital tier of well capitalized.  Dividend payments to the Company from the Bank may also be prohibited if such payments would impair the capital of the Bank and in certain other cases.  In addition, regulatory rules limit the aggregate amount of a depository institution’s loans to, and investments in, any single affiliate in varying thresholds and may prevent the Company from borrowing from the Bank and require any permitted borrowings to be collateralized.

The Company also is subject to various legal and regulatory policies and requirements impacting the Company’s ability to pay dividends on, or redeem, the Preferred Shares.  Under the Federal Reserve’s capital regulations, in order to ensure Tier 1 capital treatment for the Preferred Shares, the Company’s redemption of any of the Preferred Shares must be subject to prior regulatory approval.  The Federal Reserve also may require the Company to consult with it prior to increasing dividends.  In addition, as a matter of policy, the Federal Reserve may restrict or prohibit the payment of dividends if (i) the Company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the Company’s prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; (iii) the Company will not meet, or is in danger of not meeting, its minimum regulatory capital ratios; or (iv) the Federal Reserve otherwise determines that the payment of dividends would constitute an unsafe or unsound practice.  Recent and future regulatory developments may result in additional restrictions on the Company’s ability to pay dividends.

In addition, the terms of the Preferred Shares do not limit the amount of debt or other obligations we or the Bank may incur in the future. Accordingly, we and the Bank may incur substantial amounts of additional debt and other obligations that will rank senior to the Preferred Shares or to which the Preferred Shares will be structurally subordinated.

An active trading market for the Preferred Shares may not develop or be maintained.

The Preferred Shares are not currently listed on any securities exchange or available for quotation on any national quotation system, and we do not plan to list, or make available for quotation, the Preferred Shares in the future. There can be no assurance that an active trading market for the Preferred Shares will develop or, if developed, will be maintained. If an active market is not developed and maintained, the market value and liquidity of the Preferred Shares may be materially and adversely affected.

The Preferred Shares may be junior in rights and preferences to our future preferred stock.

Subject to approval by the holders of at least 66 2/3% of the Preferred Shares then outstanding, voting as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the Preferred Shares. The terms of any such future preferred stock expressly senior to the Preferred Shares may prohibit or otherwise restrict dividend payments on the Preferred Shares. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Preferred Shares have been paid for the relevant periods, no dividends will be paid on the Preferred Shares, and no Preferred Shares may be repurchased, redeemed, or otherwise acquired by us. In addition, in the event of our liquidation, dissolution or winding-up, the terms of any such senior preferred stock would likely prohibit us from making any payments on the Preferred Shares until all amounts due to holders of such senior preferred stock are paid in full.

Holders of the Preferred Shares have limited voting rights.

Unless and until we are in arrears on our dividend payments on the Preferred Shares for six quarterly periods, whether or not consecutive, the holders of the Preferred Shares will have no voting rights except with respect to certain fundamental changes in the terms of the Preferred Shares and certain other matters and except as may be required by applicable law. If dividends on the Preferred Shares are not paid in full for six quarterly periods, whether or not consecutive, the total number of positions on the Company’s board of directors will automatically increase by two and the holders of the Preferred Shares, acting as a class with any other shares of our preferred stock with parity voting rights to the Preferred Shares, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See “Description of Preferred Shares—Voting Rights” in this prospectus.

We are subject to extensive regulation, and ownership of the Preferred Shares may have regulatory implications for holders thereof.

We are subject to extensive federal and state banking laws, including the Bank Holding Company Act of 1956, as amended (the “BHCA”), and federal and state banking regulations, that impact the rights and obligations of owners of the Preferred Shares, including, for example, our ability to declare and pay dividends on, and to redeem, the Preferred Shares.  Although the Company does not believe the Preferred Shares are considered “voting securities” currently, if they were to become voting securities for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% or more of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA. In addition, if the Preferred Shares become “voting securities”, then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares.  A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.  As of June 30, 2012, the Preferred Shares constituted approximately 23% of our total equity.

If we redeem the Preferred Shares, you may be unable to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return.

We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time, subject to prior regulatory approval.  If we choose to redeem the Preferred Shares in part, we have been informed by DTC that it is their current practice to determine by lot the amount of the interest of each direct participant (through which beneficial owners hold their interest) to be redeemed.  If we choose to redeem the Preferred Shares, we are likely to do so if we are able to obtain a lower cost of capital.  If prevailing interest rates are relatively low if or when we choose to redeem the Preferred Shares, you generally will not be able to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return. Furthermore, if we redeem the Preferred Shares in part, the liquidity of the outstanding Preferred Shares may be limited.

If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially and could have a material adverse effect on our liquidity and cash flows.

We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time.  If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially on and after that date, with the dividend rate increasing from 5.0% per annum to 9.0% per annum, which could have a material adverse effect on our liquidity and cash flows.  See “Description of Preferred Shares—Redemption and Repurchases” in this prospectus.  Any redemption by us of the Preferred Shares would require prior regulatory approval from the Federal Reserve.  We have not applied for such regulatory approval and have no present intention to redeem any of the Preferred Shares in the near future; however, if in the future we determine we are able to redeem the Preferred Shares, it is our intent to redeem before February 15, 2014 prior to the dividend rate increase to 9.0% per annum.  If we determine we are able to redeem any of the Preferred Shares, we may seek such approval and, if such approval is obtained (as to which no assurance can be given), redeem part or all or the Preferred Shares for cash.

Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Preferred Shares may be limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress.  The FTCA bars claims for fraud or misrepresentation.  At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws.  In addition, Treasury and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof.    Accordingly, any attempt to assert such a claim against the officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus, the Registration Statement of which this prospectus or the documents incorporated by reference in this prospectus are a part or resulting from any other act or omission in connection with the offering of the Preferred Shares by Treasury would likely be barred.

USE OF PROCEEDS

The Preferred Shares offered by this prospectus are being sold for the account of Treasury.  Any proceeds from the sale of these Preferred Shares will be received by Treasury for its own account, and we will not receive any proceeds from the sale of any Preferred Shares offered by this prospectus.

DESCRIPTION OF PREFERRED SHARES

This section summarizes specific terms and provisions of the Preferred Shares. The description of the Preferred Shares contained in this section is qualified in its entirety by the actual terms of the Preferred Shares, as are stated in the certificate of designation for the Preferred Shares, a copy of which was attached as Exhibit 3.1 to our Current Report on Form 8-K filed on February 3, 2009 and incorporated by reference into this prospectus.  See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

General.  The Preferred Shares constitutes a single series of our perpetual, cumulative preferred stock, consisting of 12,000 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share.  The Preferred Shares have no maturity date.  We issued the Preferred Shares to Treasury on January 30, 2009 in connection with the CPP for an aggregate purchase price of $17.0 million in a private placement exempt from the registration requirements of the Securities Act.  On June 13, 2012, the Company entered into a Letter Agreement (the “Repurchase Agreement”) with Treasury, pursuant to which the Company repurchased from Treasury 5,000 shares of the Company’s Preferred Shares, for an aggregate purchase price of approximately $5,019,444, which included a pro rata accrued dividend of approximately $19,444.  Following the consummation of the Repurchase Agreement, Treasury continues to hold 12,000 Preferred Shares of the Company and the Company’s obligations under the Securities Purchase Agreement and as a participant in the CPP continue in effect.

Dividends. Dividends on the Preferred Shares are payable quarterly in arrears, when, as and if authorized and declared by our Board of Directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 5% per annum from January 30, 2009 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014).  Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.  Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our board of directors that is not more than 60 nor less than ten days prior to the related dividend payment date.  Each period from and including a dividend payment date (or the date of the issuance of the Preferred Shares) to but excluding the following dividend payment date is referred to as a “dividend period.”  Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months.  If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend.  The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Dividends on the Preferred Shares will be cumulative.  If for any reason our Board of Directors does not declare a dividend on the Preferred Shares for a particular dividend period, or if our Board of Directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Preferred Shares any dividend in excess of the dividends on the Preferred Shares that are payable as described above. There is no sinking fund with respect to dividends on the Preferred Shares.

Priority of Dividends.  So long as the Preferred Shares remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company.  We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than the Preferred Shares, the terms of which do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, in each case without regard to whether dividends accrue cumulatively or non-cumulatively.  We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Preferred Shares will be entitled to receive for each share of Preferred Shares, out of the assets of the Company or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Preferred Shares, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Preferred Shares (including dividends accrued on any unpaid dividends).  To the extent the assets or proceeds available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Preferred Shares and the holders of any other class or series of our stock ranking equally with the Preferred Shares, the holders of the Preferred Shares and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Preferred Shares, neither a merger nor consolidation of the Company with another entity including a merger or consolidation in which the holders of Preferred Shares receive cash, securities or other property for their shares nor a sale, lease or exchange of all or substantially all of the Company’s assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.

Redemption and Repurchases. Subject to the prior approval of the appropriate federal banking agency, the Preferred Shares are redeemable at our option in whole or in part at a redemption price equal to 100% of the liquidation preference amount of $1,000 per share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date.

To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Preferred Shares by first class mail, not less than 30 days and not more than 60 days before the date of redemption.  Each notice of redemption given to a holder of Preferred Shares must state:  (i) the redemption date; (ii) the number of Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.  In the case of a partial redemption of the Preferred Shares, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors determines to be fair and equitable.

The Securities Purchase Agreement between us and Treasury provides that so long as Treasury continues to own any Preferred Shares, we may not repurchase any Preferred Shares from any other holder of such shares unless we offer to repurchase a ratable portion of the Preferred Shares then held by Treasury on the same terms and conditions.

Preferred Shares that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Preferred Shares.

No Conversion Rights.  Holders of the Preferred Shares have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights.  The holders of the Preferred Shares do not have voting rights other than those described below, except to the extent specifically required by Delaware law.

Whenever dividends have not been paid on the Preferred Shares for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of the Company will automatically increase by two and the holders of the Preferred Shares will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends (including dividends accrued on any unpaid dividend) for all past dividend periods on all outstanding Preferred Shares have been paid in full at which time this right will terminate with respect to the Preferred Shares, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Preferred Shares.

There is no limit on the number of nominations and a plurality of eligible voters would determine the election of the Preferred Directors. No person may be elected as a Preferred Director who would cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors.  Upon any termination of the right of the holders of the Preferred Shares and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Preferred Shares and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding Preferred Shares voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Preferred Shares are entitled to vote, any series of Parity Stock (as defined under “—Dividends-Priority of Dividends”) upon which voting rights similar to those of the Preferred Shares have been conferred and are exercisable with respect to such matter.  We currently have no outstanding shares of Voting Parity Stock.

Although the Company does not believe the Preferred Shares are considered “voting securities” currently, if they were to become “voting securities” for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA.  In addition, if the Preferred Shares become “voting securities”, then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares.  A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock.  Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

In addition to any other vote or consent required by Delaware law or by our Restated Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Shares, voting as a separate class, is required in order to do the following:

•
amend or alter our Restated Certificate of Incorporation or the Certificate of Designations for the Preferred Shares to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Preferred Shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•
amend, alter or repeal our Restated Certificate of Incorporation or the Certificate of Designations for the Preferred Shares in a way that adversely affects the rights, preferences, privileges or voting powers of the Preferred Shares; or

•
consummate a binding share exchange or reclassification involving the Preferred Shares or a merger or consolidation of the Company with another entity, unless (i) the Preferred Shares remain outstanding or, in the case of a merger or consolidation in which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the Preferred Shares remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Preferred Shares immediately prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized shares of preferred stock, including authorized Preferred Shares necessary to satisfy preemptive or similar rights granted by us to other persons prior to January 30, 2009 and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Preferred Shares with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Preferred Shares and will not require the vote or consent of the holders of the Preferred Shares.

To the extent holders of the Preferred Shares are entitled to vote, holders of Preferred Shares will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Preferred Shares would otherwise be required, all outstanding Preferred Shares have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Preferred Shares to effect the redemption.

SELLING SHAREHOLDER

The table below sets forth information concerning the resale of the Preferred Shares by Treasury. We will not receive any proceeds from the sale of any Preferred Shares sold by Treasury. Our operations are regulated by various U.S. governmental authorities, including in certain respects by Treasury. Other than through its role as a regulator and the acquisition of the Preferred Shares, Treasury has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Treasury acquired the Preferred Shares as part of the Troubled Asset Relief Program, which was established pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”). EESA was enacted into law on October 3, 2008 to restore confidence and stabilize the volatility in the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.

The following description was provided by Treasury and is derived from the website of Treasury. Treasury is the executive agency of the United States government responsible for promoting economic prosperity and ensuring the financial security of the United States. Treasury is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. Treasury operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. Treasury works with other federal agencies, foreign governments, and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. Treasury also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under the EESA, Treasury was given certain authority and facilities to restore the liquidity and stability of the financial system.

The doctrine of sovereign immunity, as limited by the FTCA, provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. The courts have held, in cases involving federal agencies and instrumentalities, that the United States may assert its sovereign immunity to claims brought under the federal securities laws. Thus, any attempt to assert a claim against Treasury alleging a violation of the federal securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus, or any other act or omission in connection with the offering to which this prospectus, likely would be barred. In addition, Treasury and its members, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. Accordingly, any attempt to assert such a claim against the members, officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus are a part or resulting from any other act or omission in connection with the offering to which this prospectus relates likely would be barred.  See “Risk Factors – Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws in connection with a purchase of Preferred Shares may be limited.”

The table below sets forth information with respect to the number of Preferred Shares beneficially owned by Treasury as of July 31, 2012. The percentages below are calculated based on 12,000 Preferred Shares issued and outstanding as of July 31, 2012.

	Beneficial Ownership(1)(2)
Name and Address of Beneficial Owner	Number of Preferred Shares Beneficially Owned	Percent
United States Department of the Treasury 1500 Pennsylvania Avenue, N.W. Washington, D.C. 20220	12,000 shares	100%

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any Preferred Shares over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days.

(2)	Treasury also owns a warrant to purchase 459,459 of the shares of our common stock.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership and disposition of the Preferred Shares. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), Treasury regulations and judicial and administrative authority, all of which are subject to differing interpretations or change, possibly with retroactive effect. This summary is limited to investors who will hold the Preferred Shares as capital assets and does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances. This discussion does not address the tax consequences to investors who are subject to special tax rules, such as banks and other financial institutions, insurance companies, governments and governmental entities, broker-dealers, partnerships and their partners, tax-exempt organizations, investors that will hold the Preferred Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, U.S. expatriates, or U.S. holders that have a functional currency that is not the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any alternative minimum tax consequences or any state, local or non-U.S. tax consequences. Each prospective investor is urged to consult its own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the purchase, ownership, and disposition of the Preferred Shares.

For purposes of this summary, you are a “U.S. holder” if you are a beneficial owner of the Preferred Shares and you are for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. You are a “non-U.S. holder” if you are a beneficial owner of the Preferred Shares that is an individual, corporation, estate or trust that is not a U.S. holder.

If a partnership (including any other entity treated as a partnership for U.S. federal income tax purposes) is a holder of the Preferred Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding Preferred Shares, you should consult your own tax advisors as to the particular U.S. federal income tax consequences of the purchase, ownership and disposition of the Preferred Shares.

U.S. Holders

Distributions on the Preferred Shares. In general, if distributions are made with respect to the Preferred Shares, the distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of our current and accumulated earnings and profits is treated first as a nontaxable return of capital reducing your tax basis in the Preferred Shares. Any amount in excess of your tax basis is treated as capital gain, the tax treatment of which is discussed below under “Sale or Redemptions of the Preferred Shares.”

Dividends received by individual holders of the Preferred Shares will generally be subject to a reduced maximum tax rate of 15% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends that are paid to individual stockholders with respect to Preferred Shares that are held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the Preferred Shares become ex-dividend. Furthermore, the rate reduction does not apply to dividends received to the extent that an individual holder elects to treat the dividends as “investment income” for purposes of determining the holder’s limit for the deduction of investment interest under Section 163(d) of the Code. The 15% dividend rate is scheduled to expire December 31, 2012, at which time the rate will revert back to ordinary income rates previously in effect and applicable to dividends unless the Code is amended to provide for a different rate. In addition, under the Health Care and Education Reconciliation Act of 2010, dividends received after December 31, 2012 by U.S. holders that are individuals could be subject to the 3.8% tax on net investment income. You should consult your own tax advisors regarding the implications of these rules in light of your particular circumstances.

Dividends received by corporate holders of the Preferred Shares may be eligible for a dividends received deduction equal to 70% of the amount of the distribution, subject to applicable limitations, including limitations related to “debt financed portfolio stock” under Section 246A of the Code and to the holding period requirements of Section 246 of the Code. In addition, any amount received by a corporate holder that is treated as a dividend may, depending on the circumstances, constitute an “extraordinary dividend” subject to the provisions of Section 1059 of the Code (except as may otherwise be provided in Treasury regulations yet to be promulgated). Under Section 1059, a corporate holder that has held shares for two years or less before the dividend announcement date generally must reduce the tax basis of all of the holder’s shares (but not below zero) by the “non-taxed portion” of any “extraordinary dividend” and, if the non-taxed portion exceeds the holder’s tax basis for the shares, must treat any excess as gain from the sale or exchange of the shares in the year the payment is received. Individual holders of Preferred Shares that receive any “extraordinary dividends” that are treated as “qualified dividend income” (as discussed above) will be required to treat any losses on the sale of such Preferred Shares as long-term capital losses to the extent of such dividends. We strongly encourage you to consult your own tax advisor regarding the extent, if any, to which these provisions may apply to you in light of your particular facts and circumstances.

Sale or Redemption of the Preferred Shares. On the sale or exchange of the Preferred Shares to a party other than us, you generally will realize capital gain or loss in an amount equal to the difference between (a) the amount of cash and the fair market value of any property you receive on the sale and (b) your tax basis in the Preferred Shares. We strongly encourage you to consult your own tax advisors regarding applicable rates, holding periods and netting rules for capital gains and losses in light of your particular facts and circumstances. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

On the redemption of Preferred Shares by us, your surrender of the Preferred Shares for the redemption proceeds will be treated either as a payment received upon sale or exchange of the Preferred Shares or as a distribution with respect to all of your equity interests in us. Resolution of this issue will turn on the application of Section 302 of the Code to your individual facts and circumstances.

The redemption will be treated as gain or loss from the sale or exchange of Preferred Shares (as discussed above) if:

•	the redemption is “substantially disproportionate” with respect to you within the meaning of Section 302(b)(2) of the Code;

•	your interest in the Preferred Shares and any other equity interest in us is completely terminated (within the meaning of Section 302(b)(3) of the Code) as a result of such redemption; or

•
the redemption is “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the Code). In general, redemption proceeds are “not essentially equivalent to a dividend” if the redemption results in a “meaningful reduction” of your interest in the issuer.

In determining whether any of these tests has been met, you must take into account not only the Preferred Shares and other equity interests in us that you actually own, but also shares and other equity interests that you constructively own within the meaning of Section 318 of the Code.

If none of the above tests giving rise to sale or exchange treatment is satisfied, then a payment made in redemption of the Preferred Shares will be treated as a distribution that is subject to the tax treatment described above under “Distributions on the Preferred Shares.” The amount of the distribution will be equal to the amount of cash and the fair market value of property you receive without any offset for your tax basis in the Preferred Shares. Your tax basis in the redeemed Preferred Shares should be transferred to your remaining Preferred Shares. If, however, you have no remaining Preferred Shares, your basis could be lost.

Any redemption proceeds that are attributable to any declared but unpaid dividends on the Preferred Shares will generally be subject to the rules described above under “U.S. Holders—Distributions on the Preferred Shares.”

We strongly encourage you to consult your own tax advisor regarding: (a) whether a redemption payment will qualify for sale or exchange treatment under Section 302 of the Code or, alternatively, will be characterized as a distribution; and (b) the resulting tax consequences to you in light of your individual facts and circumstances.

Information Reporting and Backup Withholding. Information reporting will generally apply to noncorporate U.S. holders with respect to payments of dividends on the Preferred Shares and to certain payments of proceeds on the sale or other disposition of the Preferred Shares. Certain noncorporate U.S. holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on the Preferred Shares and certain payments of proceeds on the sale or other disposition of the Preferred Shares unless the beneficial owner of the Preferred Shares furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service (the “IRS”).

Non-U.S. Holders

Distributions on the Preferred Shares. Distributions treated as dividends as described above under “U.S. Holders—Distributions on the Preferred Shares” paid to a non-U.S. holder of the Preferred Shares will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, distributions that are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such distributions are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty or an exemption from withholding for dividends effectively connected to a U.S. trade or business, a non-U.S. holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to tax benefits. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form.

Sale or Redemption of the Preferred Shares. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption (except as discussed below) or other disposition of the Preferred Shares except for (1) certain non-resident alien individuals that are present in the United States for 183 or more days in the taxable year of the sale or disposition, (2) gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), (3) non-U.S. holders that are subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates, and (4) gain if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

We would not be treated as a “United States real property holding corporation” if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in a capacity as a creditor. To the extent that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and a non-U.S. holder was not eligible for a treaty exemption, any gain on the sale of our Preferred Shares would be treated as effectively connected with a trade or business within the United States and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. Gain that is treated as effectively connected with a trade or business within the United States will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder was a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected income received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We believe that we are not currently and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

A payment made to a non-U.S. holder in redemption of the Preferred Shares may be treated as a dividend, rather than as a payment in exchange for such stock, in the circumstances discussed above under “U.S. Holders—Sale or Redemption of the Preferred Shares,” in which event such payment would be subject to tax as discussed above under “—Distributions on the Preferred Shares.” Prospective investors should consult their own tax advisors to determine the proper tax treatment of any payment received in redemption of the Preferred Shares.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS reporting payments of dividends on the Preferred Shares and the amount of tax, if any, withheld with respect to those payments. Copies of information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Preferred Shares and the non-U.S. holder may be subject to U.S. backup withholding on dividend payments on the Preferred Shares or on the proceeds from a sale or other disposition of the Preferred Shares. Satisfaction of the certification procedures required to claim a reduced rate of withholding under a treaty described above in the section titled “Distributions on the Preferred Shares” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

New Legislation Relating to Foreign Accounts

Legislation enacted in 2010 may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities after December 31, 2012. The legislation generally imposes a 30% withholding tax on dividends on or gross proceeds from the sale or other disposition of Preferred Shares paid to a foreign financial institution unless the foreign financial institution enters into an agreement with Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation generally imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Under recently issued IRS guidance, these rules generally would apply to payments of dividends on the Preferred Shares made after December 31, 2013, and payments of gross proceeds from a disposition of the Preferred Shares made after December 31, 2014. Prospective investors should consult their tax advisors regarding this legislation.

PLAN OF DISTRIBUTION

We are registering the Preferred Shares for Treasury.

We will pay the costs and fees of registering the Preferred Shares and other expenses related to the registration of the Preferred Shares. However, Treasury will pay any underwriting discounts or commissions or other amounts payable to underwriters, dealers or agents, or any transfer taxes or other expenses associated with the sale of the securities, on behalf of Treasury. We have agreed to provide certain indemnification to Treasury against certain liabilities, including certain liabilities under the Securities Act, in connection with this offering.

Treasury will act independently of the Company in making decisions with respect to the timing, manner and size of each sale of the Preferred Shares.

The Preferred Shares may be sold from time to time by Treasury as described in and subject to any restrictions in the applicable prospectus supplement from time to time in any of the following ways:

•	on any national securities exchange or quotation service on which the Preferred Shares may be listed or quoted at the time;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or in the over-the-counter market or in any combination of such transactions;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through block trades in which the broker-dealer will attempt to sell the Preferred Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in privately negotiated transactions;

•	in short sales;

•	through transactions in which broker-dealers may agree with Treasury to sell a specified number of such shares at a stipulated price per share obtained in the open market or through auctions;

•	through a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If Treasury uses underwriters in the sale of some or all of the securities covered by this prospectus, the underwriters will acquire the securities for their own account. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated otherwise, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.

Unless otherwise indicated, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for the account of Treasury and will receive commissions from Treasury.

Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from Treasury and/or the purchasers of securities for whom such broker-dealers, agents or underwriters may act as agents or to whom they sell as principal, or both (this compensation to a particular broker-dealer might be in excess of customer commissions).

Treasury may also sell offered securities directly. In this case, no underwriters or agents would be involved.

The securities may be sold from time to time in one or more transactions, and in any combination of transactions:

•	at fixed prices, which may be changed;

•	at market prices prevailing at the time of the sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may also be sold under Rule 144 or Rule 144A in certain instances, rather than pursuant to this prospectus. In addition to selling the securities under this prospectus, Treasury may transfer the securities in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer. Treasury may also transfer the Preferred Shares by other means not described in this prospectus. Moreover, Treasury may decide not to sell any securities offered hereby.

In addition, in connection with the sale of the securities or otherwise, Treasury may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions, which may in turn engage in short sales of the common stock issuable upon exercise of the Warrant in the course of hedging the positions they assume. Treasury may also sell short the common stock issuable upon exercise of the Warrant and deliver common stock to close out short positions, or loan or pledge the Preferred Shares or the common stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell these securities.

In connection with resales of the securities or otherwise, Treasury may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities and deliver securities to close out such short positions, or loan or pledge common stock to broker-dealers that in turn may sell such securities. Such transactions may be effected by Treasury at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. Treasury may effect such transactions by selling the securities to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts or commissions from Treasury and may receive commissions from the purchasers of the securities for whom they may act as agent (which discounts or commissions from Treasury or such purchasers will not exceed those customary in the type of transactions involved).

In offering the securities covered by this prospectus, Treasury and any broker-dealers who execute sales for Treasury may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by Treasury and the commission, discounts and any other compensation of any broker-dealer or any profits in resales of the securities by broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act. Persons who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Treasury and any underwriters and distribution participants will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of the Preferred Shares by Treasury. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, upon being notified by Treasury that a material arrangement has been entered into with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such prospectus supplement will disclose:

•	the name of the selling shareholder and any participating broker, dealer, agent or underwriter;

•	the number and type of securities involved;

•	the price at which such securities were sold;

•	any securities exchanges on which such securities may be listed;

•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and

•	other facts material to the transaction.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Preferred Shares are not listed on a national securities exchange or any securities market. We do not intend to list the Preferred Shares on any exchange. No assurance can be given as to the liquidity of the trading market, if any, for the Preferred Shares.

LEGAL MATTERS

The validity of the Preferred Shares offered by this prospectus and certain other legal matters will be passed upon for us by Husch Blackwell LLP.

EXPERTS

Our consolidated financial statements as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011 have been incorporated by reference in this prospectus in reliance upon the report of BKD, LLP, registered independent public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

12,000 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Guaranty Federal Bancshares, Inc.

PROSPECTUS

, 2012

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.         Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by the registration statement of which this prospectus is a part.  Guaranty Federal Bancshares, Inc. (the “Registrant”) will bear all of these expenses.

Registration fee under the Securities Act		$1,375.20
Legal fees and expenses*	$	[●]
Accounting fees and expenses*	$	[●]
Printing and other miscellaneous fees and expenses*	$	[●]
Total	$	[●]
*Estimated solely for the purpose of this Item. Actual expenses may be more or less.

Item 14.         Indemnification of Officers and Directors

As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), our Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not made in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves an unlawful payment of dividends or an unlawful purchase or redemption of stock, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The indemnification provisions in our Restated Certificate of Incorporation may be sufficiently broad to indemnify the officers and directors of the Registrant under certain circumstances from liabilities arising under the Securities Act of 1933 (the “Securities Act”). As permitted by Section 145 of the DGCL, our Restated Certificate of Incorporation provides that in the case of a threatened, pending or completed action or suit by or in the right of the Registrant against any person who is or was a director or officer of the Registrant by reason of such person holding such position, the Registrant shall indemnify such person for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit; provided that such person is successful on the merits or otherwise or such person acted in good faith in the transaction which is the subject of such action or suit, and in the manner such person reasonably believed to be in or not opposed to, the best interest of the Registrant, including, but not limited to, the taking of any and all actions in connection with the Registrant’s response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as such term is defined in Article XIV of the Restated Certificate of Incorporation) not approved by the board of directors. However, such director or officer shall not be indemnified in respect of any claim, issue or matter as to which such person has been adjudged liable to the Registrant unless (and only to the extent that) the Court of Chancery or the court in which the suit was brought shall determine, upon application, that despite the adjudication, but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

In addition, as permitted by Section 145 of the DGCL, our Restated Certificate of Incorporation provides that in the case of a threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Registrant, against any person who is or was a director or officer of the Registrant by reason of such person holding such position, the Registrant shall indemnify such person for amounts actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, including, but not limited to, expenses (including attorneys’ fees), amounts paid in settlement, judgments and fines; provided that such person is successful on the merits or otherwise or such person acted in good faith in the transaction which is the subject of such suit, and in the manner such person reasonably believed to be in or not opposed to, the best interest of the Registrant, including, but not limited to, the taking of any and all actions in connection with the Registrant’s response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as such term is defined in Article XIV of the Restated Certificate of Incorporation) not approved by the board of directors, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. The termination of such suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, in itself, create a presumption that such officer or director failed to satisfy the standard described above.

Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by a majority vote of a quorum of the corporation’s directors who are not parties to such proceeding; or (ii) by independent legal counsel (appointed by a majority of the disinterested directors of the Registrant, whether or not a quorum) in a written opinion; or (iii) by the stockholders.

Our Restated Certificate of Incorporation also provides that (i) the Registrant may pay in advance any expenses (including attorneys’ fees) which may become subject to indemnification, but only if the officer or director receiving such payment undertakes in writing to repay the same if it is ultimately determined that such person is not entitled to indemnification by the Registrant, (ii) if Delaware law is amended to permit further indemnification of directors and officers of the Registrant, then the Registrant shall indemnify such persons to the fullest extent permitted by Delaware law, as so amended, (iii) the indemnification and advancement of expenses provided for in our Restated Certificate of Incorporation or otherwise granted pursuant to Delaware law shall not be exclusive of any other rights to which a director or officer may be entitled, (iv) any repeal or modification of the applicable provisions of our Restated Certificate of Incorporation by the stockholders of the Registrant shall not adversely affect any right or protection of a director or officer existing at the time or such repeal or modification, and (v) the Registrant may purchase and maintain insurance on behalf of any person who holds or who has held a director or officer position against any liability asserted against and incurred by such person in any such position, or arising out of his or her status as such, whether or not the Registrant would have power to indemnify such director or officer against such liability under the Restated Certificate of Incorporation.

In addition to the above and as approved by the Registrant’s board of directors, the Registrant maintains director and officer liability insurance indemnifying the directors and officers of the Registrant for certain liability incurred by them.

Item 15.         Recent Sales of Unregistered Securities

Not applicable.

Item 16.         Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement:

3(i).1	Restated Certificate of Incorporation of the Registrant (1)

3(i).2	Certificate of Designations containing the terms of the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (2)

3(ii)	Bylaws, as amended, of the Registrant (3)

4.1	Form of Certificate for the Series A Preferred Stock (4)

4.2	Warrant to Purchase Common Stock (5)

4.3	Letter Agreement dated June 13, 2012 between the Registrant and the United States Department of the Treasury (6)

The Company hereby agrees to furnish the SEC upon request, copies of (i) the instruments defining the rights of the holders of each issue of its junior subordinated debentures and (ii) the repurchase agreements between the Company and Barclay’s Capital, Inc. dated September 2007 and January 2008.

5.1	Opinion of Husch Blackwell LLP

10.1	1994 Stock Option Plan *(7)

10.2	Recognition and Retention Plan *(8)

10.3	1998 Stock Option Plan *(9)

10.4	Restricted Stock Plan *(10)

10.5	Form of Change in Control Severance Agreement *(10)

10.6	2000 Stock Compensation Plan *(10)

10.7	2001 Stock Compensation Plan *(10)

10.8	2003 Stock Option Agreement *(11)

10.9	Employment Agreement effective as of March 9, 2004 by and between the Bank and Shaun A. Burke *(12)

10.10	2004 Stock Option Agreement dated March 9, 2004 between the Company and Shaun A. Burke *(13)

10.11	2004 Stock Option Plan *(14)

10.12	Form of Incentive Stock Option Agreement under the 2004 Stock Option Plan *(18)

10.13	Form of Non-Incentive Stock Option Agreement under the 2004 Stock Option Plan *(19)

10.14	Form of Incentive Stock Option Agreement under the 1994 Stock Option Plan *(15)

10.15	Form of Non-Incentive Stock Option Agreement under the 1994 Stock Option Plan *(16)

10.16	Incentive Stock Option Agreement dated March 17, 2005 between the Company and Shaun A. Burke (issued pursuant to the 2001 Stock Option Plan) *(17)

10.19	Written Description of Compensatory Arrangement with Chief Operating Officer and Chief Financial Officer *(20)

10.20	Written Description of 2007 Executive Incentive Compensation Annual Plan-President and Chief Executive Officer *(21)

10.21	Written Description of 2008 Executive Incentive Compensation Annual Plan-President and Chief Executive Officer *(22)

10.22	Written Description of 2008 Executive Incentive Compensation Annual Plan-Chief Financial Officer *(23)

10.23
Letter Agreement dated January 30, 2009, including Securities Purchase Agreement – standard terms incorporated by reference therein, between the Company and the United States Department of the Treasury, with respect to the issuance and sale of Series A Preferred Stock and the Warrant (24)

10.24	Amendment and Waiver Regarding Compensation Arrangements dated January 28, 2009 by and among the Bank, the Company and its Senior Executive Officers* (25)

10.25	Written Description of 2009 Executive Incentive Compensation Annual Plan-President and Chief Executive Officer *(26)

10.26	Written Description of 2009 Executive Incentive Compensation Annual Plan-Chief Financial Officer and Chief Operating Officer *(27)

10.27	Written Description of 2009 Executive Incentive Compensation Annual Plan-Chief Lending Officer *(28)

10.28	Written Description of 2010 Executive Incentive Compensation Annual Plans-Chief Financial, Chief Lending and Chief Credit Officers (29)

10.29	Written Description of 2010 Executive Incentive Compensation Annual Plans-Chief Operating Officer (30)

10.30	Guaranty Federal Bancshares, Inc. 2010 Equity Plan *(31)

10.31	Written Description of 2011 Executive Incentive Compensation Annual Plans-Chief Executive, Chief Financial, Chief Operating, Chief Lending and Chief Credit Officers *(32)

10.32	Written Description of 2012 Executive Incentive Compensation Annual Plan – President and Chief Executive Officer *(33)

10.33	Written Description of 2012 Executive Incentive Compensation Annual Plan – Chief Financial Officer *(34)

10.34	Written Description of 2012 Executive Incentive Compensation Annual Plan – Chief Operating Officer *(35)

10.35	Written Description of 2012 Executive Incentive Compensation Annual Plan – Chief Lending Officer *(36)

10.36	Written Description of 2012 Executive Incentive Compensation Annual Plan – Chief Credit Officer *(37)

10.37	Form of restricted stock award agreement – President and Chief Executive Officer (38)

10.38	Form of restricted stock award agreement – Executive Officers (39)

11	Computation of per share earnings (40)

13	Annual Report to Stockholders for the fiscal period ended December 31, 2011 (only those portions incorporated by reference in the Form 10-K document are deemed “filed”) (41)

21	List of Subsidiaries

23.1	Consent of BKD, LLP

23.2	Consent of Husch Blackwell LLP (contained in its opinion filed as Exhibit 5.1)

24.1	Power of attorney (contained in the signature page of the registration statement)

* Management contract or compensatory plan or arrangement

(1)	Filed as Exhibit 3(i) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 1998 (SEC File No. 0-23325) and incorporated herein by reference.

(2)	Filed as Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on February 3, 2009 and incorporated herein by reference.

(3)	Filed as Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on December 3, 2007 and incorporated herein by reference.

(4)	Filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on February 3, 2009 and incorporated herein by reference.

(5)	Filed as Exhibit 4.2 to the Current Report on Form 8-K filed by the Registrant on February 3, 2009 and incorporated herein by reference.

(6)	Filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on June 14, 2012 and incorporated herein by reference.

(7)	Filed as Exhibit 10.1 of the Registration Statement on Form S-1 filed by the Registrant on September 23, 1997 (SEC File No. 333-36141) and incorporated herein by reference.

(8)	Filed as Exhibit 10.2 of the Registration Statement on Form S-1 filed by the Registrant on September 23, 1997 (SEC File No. 333-36141) and incorporated herein by reference.

(9)	Filed as Exhibit 4 to the Form S-8 Registration Statement filed by the Registrant on March 6, 2002 (SEC File No. 333-83822) and incorporated herein by reference.

(10)	Filed as an exhibit to the Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (SEC File No. 0-23325) and incorporated herein by reference.

(11)
Filed as Exhibit 10.8 to the Annual Report on Form 10-K for the transition period ended December 31, 2003 filed by the Registrant on March 30, 2004 (SEC File No. 0-23325) and incorporated herein by reference.

(12)	Filed as Exhibit 10.9 to the Current Report on Form 8-K filed by the Registrant on January 24, 2005 (SEC File No. 0-23325) and incorporated herein by reference.

(13)	Filed as Exhibit 10.10 to the Current Report on Form 8-K filed by the Registrant on January 24, 2005 (SEC File No. 0-23325) and incorporated herein by reference.

(14)	Filed as Appendix A to the proxy statement for the annual meeting of stockholders held on May 19, 2004 (SEC File No. 0-23325) and incorporated herein by reference.

(15)	Filed as Exhibit 4.2 to the Form S-8 Registration Statement filed by the Registrant on March 3, 1998 (SEC File No. 333-47241) and incorporated herein by reference.

(16)	Filed as Exhibit 4.3 to the Form S-8 Registration Statement filed by the Registrant on March 3, 1998 (SEC File No. 333-47241) and incorporated herein by reference.

(17)	Filed as Exhibit 10.16 to the Current Report on Form 8-K filed by the Registrant on March 22, 2005 (SEC File No. 0-23325) and incorporated herein by reference.

(18)	Filed as Exhibit 10.12 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed by the Registrant on March 30, 2005 and incorporated herein by reference.

(19)	Filed as Exhibit 10.13 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed by the Registrant on March 30, 2005 and incorporated herein by reference.

(20)	Filed as Exhibit 10.19 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed by the Registrant on March 31, 2006 and incorporated herein by reference.

(21)	Filed as Exhibit 10.20 to the Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2007 filed by the Registrant on November 14, 2007 and incorporated herein by reference.

(22)	Filed as Exhibit 10.21 to the Current Report on Form 8-K filed by the Registrant on December 29, 2007 and incorporated herein by reference.

(23)	Filed as Exhibit 10.22 to the Current Report on Form 8-K filed by the Registrant on December 29, 2007 and incorporated herein by reference.

(24)	Filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on February 3, 2009 and incorporated herein by reference.

(25)	Filed as Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on February 3, 2009 and incorporated herein by reference.

(26)	Filed as Exhibit 10.23 to the Current Report on Form 8-K filed by the Registrant on February 9, 2009 and incorporated herein by reference.

(27)	Filed as Exhibit 10.24 to the Current Report on Form 8-K filed by the Registrant on February 9, 2009 and incorporated herein by reference.

(28)	Filed as Exhibit 10.25 to the Current Report on Form 8-K filed by the Registrant on February 9, 2009 and incorporated herein by reference.

(29)	Filed as Exhibits 10.1 through 10.3 to the Current Report on Form 8-K filed by the Registrant on February 2, 2010 and incorporated herein by reference.

(30)	Filed as Exhibit 10.4 to the Current Report on Form 8-K filed by the Registrant on April 26, 2010 and incorporated herein by reference.

(31)	Filed as Exhibit 99.1 to the Form S-8 Registration Statement filed by the Registrant on October 29, 2010 (SEC File No. 333-170205) and incorporated herein by reference.

(32)
Filed as Exhibits 10.1 through 10.5 to the Current Report on Form 8-K filed by the Registrant on February 28, 2011 and incorporated herein by reference.2004 (SEC File No. 0-23325) and incorporated herein by reference.

(33)	Filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on February 2, 2012 and incorporated herein by reference.

(34)	Filed as Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on February 2, 2012 and incorporated herein by reference.

(35)	Filed as Exhibit 10.3 to the Current Report on Form 8-K filed by the Registrant on February 2, 2012 and incorporated herein by reference.

(36)	Filed as Exhibit 10.4 to the Current Report on Form 8-K filed by the Registrant on February 2, 2012 and incorporated herein by reference.

(37)	Filed as Exhibit 10.5 to the Current Report on Form 8-K filed by the Registrant on February 2, 2012 and incorporated herein by reference.

(38)	Filed as Exhibit 10.6 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed by the Registrant on May 14, 2012 and incorporated herein by reference.

(39)	Filed as Exhibit 10.7 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed by the Registrant on May 14, 2012 and incorporated herein by reference.

(40)	Filed as Exhibit 11 to the Annual Report on 10-K for the year ended December 31, 2011 filed by the Registrant on March 30, 2012 and incorporated herein by reference.

(41)	Filed as Exhibit 13 to the Annual Report on 10-K for the year ended December 31, 2011 filed by the Registrant on March 30, 2012 and incorporated herein by reference.

Item 17.         Undertakings

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)           Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)           That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)           The undersigned registrant hereby undertakes that:

(i)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)          For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof..

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Springfield, State of Missouri, on the 2nd day of August, 2012.

GUARANTY FEDERAL BANCSHARES, INC.

By:	/s/ Shaun A. Burke
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Shaun A. Burke and Carter Peters, and each of them, severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Shaun A. Burke	/s/ Tim Rosenbury
Shaun A. Burke	Tim Rosenbury
President and Chief Executive Officer and Director	Director
(Principal Executive Officer)

Date: August 2, 2012	Date: August 2, 2012

/s/ Carter M. Peters	/s/ James R. Batten
Carter M. Peters	James R. Batten
EVP and Chief Financial Officer	Director
(Principal Accounting and Financial Officer)
Date: August 2, 2012	Date: August 2, 2012

/s/ John F. Griesemer	/s/ Don M. Gibson
John F. Griesemer	Don M. Gibson
Director	Chairman of the Board and Director

Date: August 2, 2012	Date: August 2, 2012

/s/ Gregory V. Ostergren	/s/ James L. Sivils, III
Gregory V. Ostergren	James L. Sivils, III
Director	Director

Date: August 2, 2012	Date: August 2, 2012

/s/ Kurt D. Hellweg	/s/ Jack L. Barham
Kurt D. Hellweg	Jack L. Barham
Director	Director

Date: August 2, 2012	Date: August 2, 2012

EXHIBIT INDEX

Exhibit Number	Description of Document

3(i).1	Restated Certificate of Incorporation of the Registrant (1)

3(i).2	Certificate of Designations containing the terms of the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (2)

3(ii)	Bylaws, as amended, of the Registrant (3)

4.1	Form of Certificate for the Series A Preferred Stock (4)

4.2	Warrant to Purchase Common Stock (5)

4.3	Letter Agreement dated June 13, 2012 between the Registrant and the United States Department of the Treasury (6)

The Company hereby agrees to furnish the SEC upon request, copies of (i) the instruments defining the rights of the holders of each issue of its junior subordinated debentures and (ii) the repurchase agreements between the Company and Barclay’s Capital, Inc. dated September 2007 and January 2008.

5.1	Opinion of Husch Blackwell LLP

10.1	1994 Stock Option Plan *(7)

10.2	Recognition and Retention Plan *(8)

10.3	1998 Stock Option Plan *(9)

10.4	Restricted Stock Plan *(10)

10.5	Form of Change in Control Severance Agreement *(10)

10.6	2000 Stock Compensation Plan *(10)

10.7	2001 Stock Compensation Plan *(10)

10.8	2003 Stock Option Agreement *(11)

10.9	Employment Agreement effective as of March 9, 2004 by and between the Bank and Shaun A. Burke *(12)

10.10	2004 Stock Option Agreement dated March 9, 2004 between the Company and Shaun A. Burke *(13)

10.11	2004 Stock Option Plan *(14)

10.12	Form of Incentive Stock Option Agreement under the 2004 Stock Option Plan *(18)

10.13	Form of Non-Incentive Stock Option Agreement under the 2004 Stock Option Plan *(19)

10.14	Form of Incentive Stock Option Agreement under the 1994 Stock Option Plan *(15)

10.15	Form of Non-Incentive Stock Option Agreement under the 1994 Stock Option Plan *(16)

10.16	Incentive Stock Option Agreement dated March 17, 2005 between the Company and Shaun A. Burke (issued pursuant to the 2001 Stock Option Plan) *(17)

10.19	Written Description of Compensatory Arrangement with Chief Operating Officer and Chief Financial Officer *(20)

10.20	Written Description of 2007 Executive Incentive Compensation Annual Plan-President and Chief Executive Officer *(21)

10.21	Written Description of 2008 Executive Incentive Compensation Annual Plan-President and Chief Executive Officer *(22)

10.22	Written Description of 2008 Executive Incentive Compensation Annual Plan-Chief Financial Officer *(23)

10.23
Letter Agreement dated January 30, 2009, including Securities Purchase Agreement – standard terms incorporated by reference therein, between the Company and the United States Department of the Treasury, with respect to the issuance and sale of Series A Preferred Stock and the Warrant (24)

10.24	Amendment and Waiver Regarding Compensation Arrangements dated January 28, 2009 by and among the Bank, the Company and its Senior Executive Officers* (25)

10.25	Written Description of 2009 Executive Incentive Compensation Annual Plan-President and Chief Executive Officer *(26)

10.26	Written Description of 2009 Executive Incentive Compensation Annual Plan-Chief Financial Officer and Chief Operating Officer *(27)

10.27	Written Description of 2009 Executive Incentive Compensation Annual Plan-Chief Lending Officer *(28)

10.28	Written Description of 2010 Executive Incentive Compensation Annual Plans-Chief Financial, Chief Lending and Chief Credit Officers (29)

10.29	Written Description of 2010 Executive Incentive Compensation Annual Plans-Chief Operating Officer (30)

10.30	Guaranty Federal Bancshares, Inc. 2010 Equity Plan *(31)

10.31	Written Description of 2011 Executive Incentive Compensation Annual Plans-Chief Executive, Chief Financial, Chief Operating, Chief Lending and Chief Credit Officers *(32)

10.32	Written Description of 2012 Executive Incentive Compensation Annual Plan – President and Chief Executive Officer *(33)

10.33	Written Description of 2012 Executive Incentive Compensation Annual Plan – Chief Financial Officer *(34)

10.34	Written Description of 2012 Executive Incentive Compensation Annual Plan – Chief Operating Officer *(35)

10.35	Written Description of 2012 Executive Incentive Compensation Annual Plan – Chief Lending Officer *(36)

10.36	Written Description of 2012 Executive Incentive Compensation Annual Plan – Chief Credit Officer *(37)

10.37	Form of restricted stock award agreement – President and Chief Executive Officer (38)

10.38	Form of restricted stock award agreement – Executive Officers (39)

11	Computation of per share earnings (40)

13	Annual Report to Stockholders for the fiscal period ended December 31, 2011 (only those portions incorporated by reference in the Form 10-K document are deemed “filed”) (41)

21	List of Subsidiaries

23.1	Consent of BKD, LLP

23.2	Consent of Husch Blackwell LLP (contained in its opinion filed as Exhibit 5.1)

24.1	Power of attorney (contained in the signature page of the registration statement)

* Management contract or compensatory plan or arrangement

(1)	Filed as Exhibit 3(i) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 1998 (SEC File No. 0-23325) and incorporated herein by reference.

(2)	Filed as Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on February 3, 2009 and incorporated herein by reference.

(3)	Filed as Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on December 3, 2007 and incorporated herein by reference.

(4)	Filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on February 3, 2009 and incorporated herein by reference.

(5)	Filed as Exhibit 4.2 to the Current Report on Form 8-K filed by the Registrant on February 3, 2009 and incorporated herein by reference.

(6)	Filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on June 14, 2012 and incorporated herein by reference.

(7)	Filed as Exhibit 10.1 of the Registration Statement on Form S-1 filed by the Registrant on September 23, 1997 (SEC File No. 333-36141) and incorporated herein by reference.

(8)	Filed as Exhibit 10.2 of the Registration Statement on Form S-1 filed by the Registrant on September 23, 1997 (SEC File No. 333-36141) and incorporated herein by reference.

(9)	Filed as Exhibit 4 to the Form S-8 Registration Statement filed by the Registrant on March 6, 2002 (SEC File No. 333-83822) and incorporated herein by reference.

(10)	Filed as an exhibit to the Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (SEC File No. 0-23325) and incorporated herein by reference.

(11)
Filed as Exhibit 10.8 to the Annual Report on Form 10-K for the transition period ended December 31, 2003 filed by the Registrant on March 30, 2004 (SEC File No. 0-23325) and incorporated herein by reference.

(12)	Filed as Exhibit 10.9 to the Current Report on Form 8-K filed by the Registrant on January 24, 2005 (SEC File No. 0-23325) and incorporated herein by reference.

(13)	Filed as Exhibit 10.10 to the Current Report on Form 8-K filed by the Registrant on January 24, 2005 (SEC File No. 0-23325) and incorporated herein by reference.

(14)	Filed as Appendix A to the proxy statement for the annual meeting of stockholders held on May 19, 2004 (SEC File No. 0-23325) and incorporated herein by reference.

(15)	Filed as Exhibit 4.2 to the Form S-8 Registration Statement filed by the Registrant on March 3, 1998 (SEC File No. 333-47241) and incorporated herein by reference.

(16)	Filed as Exhibit 4.3 to the Form S-8 Registration Statement filed by the Registrant on March 3, 1998 (SEC File No. 333-47241) and incorporated herein by reference.

(17)	Filed as Exhibit 10.16 to the Current Report on Form 8-K filed by the Registrant on March 22, 2005 (SEC File No. 0-23325) and incorporated herein by reference.

(18)	Filed as Exhibit 10.12 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed by the Registrant on March 30, 2005 and incorporated herein by reference.

(19)	Filed as Exhibit 10.13 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed by the Registrant on March 30, 2005 and incorporated herein by reference.

(20)	Filed as Exhibit 10.19 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed by the Registrant on March 31, 2006 and incorporated herein by reference.

(21)	Filed as Exhibit 10.20 to the Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2007 filed by the Registrant on November 14, 2007 and incorporated herein by reference.

(22)	Filed as Exhibit 10.21 to the Current Report on Form 8-K filed by the Registrant on December 29, 2007 and incorporated herein by reference.

(23)	Filed as Exhibit 10.22 to the Current Report on Form 8-K filed by the Registrant on December 29, 2007 and incorporated herein by reference.

(24)	Filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on February 3, 2009 and incorporated herein by reference.

(25)	Filed as Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on February 3, 2009 and incorporated herein by reference.

(26)	Filed as Exhibit 10.23 to the Current Report on Form 8-K filed by the Registrant on February 9, 2009 and incorporated herein by reference.

(27)	Filed as Exhibit 10.24 to the Current Report on Form 8-K filed by the Registrant on February 9, 2009 and incorporated herein by reference.

(28)	Filed as Exhibit 10.25 to the Current Report on Form 8-K filed by the Registrant on February 9, 2009 and incorporated herein by reference.

(29)	Filed as Exhibits 10.1 through 10.3 to the Current Report on Form 8-K filed by the Registrant on February 2, 2010 and incorporated herein by reference.

(30)	Filed as Exhibit 10.4 to the Current Report on Form 8-K filed by the Registrant on April 26, 2010 and incorporated herein by reference.

(31)	Filed as Exhibit 99.1 to the Form S-8 Registration Statement filed by the Registrant on October 29, 2010 (SEC File No. 333-170205) and incorporated herein by reference.

(32)
Filed as Exhibits 10.1 through 10.5 to the Current Report on Form 8-K filed by the Registrant on February 28, 2011 and incorporated herein by reference.2004 (SEC File No. 0-23325) and incorporated herein by reference.

(33)	Filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on February 2, 2012 and incorporated herein by reference.

(34)	Filed as Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on February 2, 2012 and incorporated herein by reference.

(35)	Filed as Exhibit 10.3 to the Current Report on Form 8-K filed by the Registrant on February 2, 2012 and incorporated herein by reference.

(36)	Filed as Exhibit 10.4 to the Current Report on Form 8-K filed by the Registrant on February 2, 2012 and incorporated herein by reference.

(37)	Filed as Exhibit 10.5 to the Current Report on Form 8-K filed by the Registrant on February 2, 2012 and incorporated herein by reference.

(38)	Filed as Exhibit 10.6 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed by the Registrant on May 14, 2012 and incorporated herein by reference.

(39)	Filed as Exhibit 10.7 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed by the Registrant on May 14, 2012 and incorporated herein by reference.

(40)	Filed as Exhibit 11 to the Annual Report on 10-K for the year ended December 31, 2011 filed by the Registrant on March 30, 2012 and incorporated herein by reference.

(41)	Filed as Exhibit 13 to the Annual Report on 10-K for the year ended December 31, 2011 filed by the Registrant on March 30, 2012 and incorporated herein by reference.